QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 12, 2001 relating to the consolidated financial statements and financial statement schedule of ValueClick, Inc. as of December 31, 1999 and 2000, and for the period from May 1, 1998 through December 31, 1998 and for each of the two years in the period ended December 31, 2000, which appear in the ValueClick, Inc. Amendment No. 4 to the Registration Statement on Form S-4 dated September 27, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement on Form S-3.

/s/ PricewaterhouseCoopers LLP

Century City, California
November 13, 2001

QuickLinks

CONSENT OF INDEPENDENT ACCOUNTANTS